Exhibit 10.2
FORM OF
OMNIBUS AGREEMENT
AMONG
WILLIAMS GAS PIPELINE COMPANY, LLC
WILLIAMS PIPELINE GP LLC
WILLIAMS PIPELINE PARTNERS L.P.
WILLIAMS PIPELINE PARTNERS OPERATING LLC
WILLIAMS PIPELINE PARTNERS HOLDINGS LLC
AND
(FOR PURPOSES OF ARTICLES IV AND V ONLY)
THE WILLIAMS COMPANIES, INC.

OMNIBUS AGREEMENT
     THIS OMNIBUS AGREEMENT is entered into on, and effective as of, the Closing Date (as defined herein), among Williams Gas Pipeline Company, LLC, a Delaware limited liability company (“WGPC” or the “Williams Indemnitor”), Williams Pipeline GP LLC, a Delaware limited liability company (including any permitted successors and assigns under the MLP Agreement (as defined herein), the “General Partner”), for itself and on behalf of the MLP in its capacity as general partner, Williams Pipeline Partners L.P., a Delaware limited partnership (the “MLP”), Williams Pipeline Partners Operating LLC, a Delaware limited liability company (the “OLLC”), Williams Pipeline Partners Holdings LLC, a Delaware limited liability company (“MLP Holdings”), and, for purposes of Articles IV and V hereof only, The Williams Companies, Inc., a Delaware corporation (“Williams”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
R E C I T A L S:
     The Parties desire by their execution of this Agreement to evidence their understanding, (i) as more fully set forth in Article II of this Agreement, with respect to certain indemnification and reimbursement obligations of the Parties, (ii) as more fully set forth in Article III of this Agreement, with respect to the partial credit to be provided to the MLP with respect to general and administrative services provided by the Williams Entities (as defined herein) for and on behalf of the Partnership Group (as defined herein), and (iii) as more fully set forth in Article IV of this Agreement, with respect to grants of intellectual property from Williams to the Licensees (as defined herein).
     In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
Definitions
(a)	Capitalized terms used herein but not defined shall have the meanings given them in the MLP Agreement.

(b)	As used in this Agreement, the following terms shall have the respective meanings set forth below:
     “Agreement” means this Omnibus Agreement, as it may be amended, modified, or supplemented from time to time in accordance with the terms hereof.
     “Cap” has the meaning given such term in Section 2.3(a).
     “Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the

Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, indirectly, by the Applicable Person; (ii) the dissolution or liquidation of the Applicable Person; (iii) the consolidation or merger of the Applicable Person with or into another Person pursuant to a transaction in which the outstanding Voting Securities of the Applicable Person are changed into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving entity or its parent and (B) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving entity or its parent immediately after such transaction; and (iv) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation which would not constitute a Change of Control under clause (iii) above.
     “Closing Date” means the date of the closing of the initial public offering of Common Units representing limited partner interests in the MLP.
     “Common Unit” has the meaning given such term in the MLP Agreement.
     “Conflicts Committee” has the meaning given such term in the MLP Agreement.“
     “Covered Environmental Losses” means all environmental and toxic tort losses, damages, liabilities, injuries, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, costs and expenses of any Environmental Activity, court costs and reasonable attorneys’ and experts’ fees and, without duplication, capital contributions to Northwest for the specific purpose of allowing Northwest to pay for any Covered Environmental Loses suffered or incurred by Northwest) of any and every kind or character, by reason of or arising out of:
     (i) any violation or correction of violation of Environmental Laws (including, without limitation, performance of any Environmental Activity); or
     (ii) any event, omission or condition associated with ownership or operation of the MLP Asset or the Northwest Assets (including, without limitation, the exposure to or presence of Hazardous Substances on, under, about or migrating to or from the Northwest Assets or the exposure to or Release of Hazardous Substances arising out of operation of the Northwest Assets) including, without limitation, (A) the cost and expense of any Environmental Activities, (B) the cost or expense of the preparation and implementation of any closure, remedial or corrective action or other plans required or necessary under Environmental Laws, and (C) the cost and expense for any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work; provided, however, in the case of the Northwest Assets, Covered Environmental Losses shall not include any such losses to the extent, prior to the Closing Date, Northwest created, and publicly disclosed, a reserve for such losses or to the extent such losses are recovered by Northwest through rates.
     “Environmental Activities” shall mean any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup, or abatement that is required or necessary under any applicable Environmental Law, including, without limitation, institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.
     “Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to (i) pollution or protection of the environment or natural resources including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act, and other environmental conservation and protection laws, each as amended through the Closing Date, (ii) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substances, and (iii) the generation, manufacture, processing, distribution, use, treatment, storage, transport, or handling of any Hazardous Substances.
     “Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance, or other authorization required under or issued pursuant to any applicable Environmental Law.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “General Partner” has the meaning given such term in the introduction to this Agreement.
     “Hazardous Substance” means (i) any substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (ii) oil as defined in the Oil Pollution Act of 1990, as amended, including oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons and petroleum products, and (iii) radioactive materials, asbestos containing materials or polychlorinated biphenyls.

     “Indemnified Party” means the Partnership Group or the Williams Entities, as the case may be, in their capacity as the parties entitled to indemnification in accordance with Article II.
     “Indemnifying Party” means either the Partnership Group or the Williams Indemnitor, as the case may be, in their capacity as the parties from whom indemnification may be required in accordance with Article II.
     “Licensees” means, for purposes of Article IV hereof, the Partnership Entities.
     “Licensor” means, for purposes of Article IV hereof, Williams.
     “Losses” means all losses, damages, liabilities, injuries, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorneys’ and experts’ fees) of any and every kind and character.
     “Marks” means all registered or unregistered trademarks, tradenames, logos and/or service marks identified on Schedule I attached hereto.
     “MLP” has the meaning given such term in the introduction to this Agreement.
     “MLP Holdings” has the meaning given such term in the introduction to this Agreement.
     “MLP Agreement” means the Amended and Restated Agreement of Limited Partnership of the MLP, dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement. An amendment or modification to the MLP Agreement subsequent to the Closing Date shall be given effect for the purposes of this Agreement only if it has received the approval of the Conflicts Committee that would be required, if any, pursuant to Section 5.6 hereof if such amendment or modification were an amendment or modification of this Agreement.
     “MLP Asset” means the 35% interest in Northwest held by the MLP as of the Closing Date.
     “MLP Portion” means 35%.
     “Northwest” means Northwest Pipeline GP, a Delaware general partnership.
     “Northwest Assets” means the natural gas transportation and storage assets of Northwest, prior to or as of the Closing Date.
     “OLLC” has the meaning given such term in the introduction to this Agreement.
     “Organizational Documents” means certificates of incorporation, by-laws, certificates of formation, limited liability company operating agreements, certificates of limited partnership, limited partnership agreements, statements of general partnership existence, or general partnership agreements or other formation or governing documents of a particular entity.
     “Parachute Lateral” means the assets constituting the Parachute Lateral, as described in the Registration Statement.
     “Partnership Entities” means the General Partner and each member of the Partnership Group.
     “Partnership Group” means the MLP, the OLLC and any Subsidiary of the OLLC; provided that the Partnership Group does not include Northwest.
     “Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.
     “Registration Statement” means the registration statement on Form S-1 filed by the MLP for the initial public offering of Common Units representing limited partner interests in the MLP (Reg. No. 333-146015) as declared effective by the Securities Exchange Commission.
     “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the environment.
     “Subsidiary” has the meaning given such term in the MLP Agreement.
     “Voting Securities” means securities of any class of Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person.
     “WGPC” has the meaning given such term in the introduction to this Agreement.
     “Williams” has the meaning given such term in the introduction to this Agreement.
     “Williams Entities” means Williams and any Person controlled by Williams, other than the Partnership Entities. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract or otherwise.
     “Williams Holdings” has the meaning given such term in the introduction to this Agreement.
     “Williams Indemnitor” has the meaning given such term in the introduction to this Agreement.

ARTICLE II
Indemnification
     2.1 Environmental Indemnification.
     (a) Subject to the provisions of Section 2.3 and Section 2.4, and for a period of three years from the Closing Date, the Williams Indemnitor shall indemnify, defend and hold harmless the Partnership Group from and against any Covered Environmental Losses incurred by the Partnership Group and relating to the Northwest Assets, to the extent the events or conditions giving rise to such Covered Environmental Losses occurred on or before the Closing Date; provided that, for purposes of this Section 2.1(a), the Williams Indemnitor shall only be required to indemnify the Partnership Group for the MLP Portion of any Covered Environmental Loss suffered or incurred by Northwest with respect to the Northwest Assets.
     (b) Subject to the provisions of Section 2.3 and Section 2.4, the Partnership Group shall indemnify, defend and hold harmless the Williams Entities from and against any Covered Environmental Losses incurred by the Williams Entities and relating to the Northwest Assets, to the extent the events or conditions giving rise to such Covered Environmental Losses occurred after the Closing Date, except to the extent that the Partnership Group is indemnified with respect to any of such Covered Environmental Losses under Section 2.1(a); provided that for purposes of this Section 2.1(b), the Partnership Group shall only be required to indemnify the Williams Entities for the MLP Portion of any Covered Environmental Losses suffered or incurred by Northwest with respect to the Northwest Assets.
     2.2 Additional Indemnification.
     (a) Subject to the provisions of Section 2.3 and Section 2.4, the Williams Indemnitor shall indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group by reason of or arising out of:
     (i) the failure of Northwest to be the owner of valid and indefeasible easement rights, leasehold and/or fee ownership interests in and to the lands on which are located any Northwest Assets, and such failure renders Northwest liable or prevents the Northwest Assets from being used or operated in substantially the same manner that the Northwest Assets were used and operated by the Williams Entities immediately prior to the Closing Date;
     (ii) the failure of the Partnership Group to be the owner of a valid and indefeasible ownership of the MLP Asset;
     (iii) (A) the failure of the Partnership Group to have on the Closing Date any consent or governmental permit necessary to allow the transfer of the MLP Asset to MLP Holdings or (B) the failure of Northwest to have on the Closing Date any consent or governmental permit necessary to allow any Northwest Assets to cross the roads, waterways, railroads and other areas upon which any such Northwest Assets are located as of the Closing Date, and such failure specified in this (B) prevents the Northwest Assets from being used or operated in substantially the same manner that the Northwest Assets were owned and operated by Northwest immediately prior to the Closing Date;
     (iv) all federal, state and local income tax liabilities (A) attributable to the ownership or operation of the Northwest Assets prior to the Closing Date, and (B) of any of the Williams Entities that may result from the consummation of the transactions forming the Partnership Group; and
     (v) the assets, liabilities, business or operations associated with the Parachute Lateral, whether occurring prior to or after the Closing Date;

provided, however, that, in the case of clauses (i), (ii) and (iii) above, such indemnification obligations shall survive for three years from the Closing Date; that in the case of clause (iv) above, such indemnification obligations shall survive until sixty days after the expiration of any applicable statute of limitations; and that in the case of clause (v) above, such indemnification obligations shall survive without termination; and provided, further, that in the case of clauses (i) and (iii)(B), the Williams Indemnitor shall only be required to indemnify the Partnership Group for the MLP Portion of any Loss suffered or incurred by Northwest with respect to the Northwest Assets.
     (b) Subject to the provisions of Section 2.3 and Section 2.4, in addition to and not in limitation of the indemnification provided under this Article II, the Partnership Group shall indemnify, defend, and hold harmless the Williams Entities from and against any Losses suffered or incurred by the Williams Entities by reason of or arising out of events and conditions associated with the operation of the MLP Assets occurring on or after the Closing Date (other than Covered Environmental Losses, which are covered by Section 2.1), except to the extent that the Partnership Group is indemnified with respect to any such Losses under Section 2.1(a).
     2.3 Limitations Regarding Indemnification.
     (a) The aggregate liability of the Williams Indemnitor under Section 2.1(a) shall not exceed $9 million (the “Cap”).
     (b) No claims may be made against the Williams Indemnitor for indemnification pursuant to Section 2.1(a) unless the aggregate dollar amount of such claims for indemnification exceed $250,000, after such time the Williams Indemnitor shall be liable for the full amount of such claims.
     (c) Notwithstanding anything herein to the contrary, in no event shall the Williams Indemnitor have any indemnification obligations under this Agreement for claims made as a result of additions to or modifications of existing Environmental Laws or any new Environmental Laws promulgated after the Closing Date.
     (d) Notwithstanding anything herein to the contrary, the liability of the Williams Indemnitor for any indemnification obligations under this Agreement will be subject to reduction for (i) any insurance proceeds realized by the Partnership Group with respect to the indemnified matter, net of any premium that becomes due and payable as a result of such claim, (ii) any amounts recovered by the Partnership Group under contractual indemnities or otherwise from third Persons and (iii) any amounts included in the tariffs paid by the customers of the affected MLP Asset. The Partnership Group hereby agrees to use commercially reasonable efforts to realize any applicable insurance proceeds and amounts recoverable under such contractual indemnities.

     2.4 Indemnification Procedures.
     (a) The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification pursuant to this Article II, it will provide notice thereof in writing to the Indemnifying Party specifying the nature of and specific basis for such claim; provided, however, that the Indemnified Party shall not submit claims more frequently than once a calendar quarter (or twice in the case of the last calendar quarter prior to the expiration of the applicable indemnity coverage under this Agreement).
     (b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in this Article II, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.
     (c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification set forth in Article II, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 2.4. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article II; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.
     (d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim, and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons. In addition, in the event an indemnified loss is subsequently recovered by the indemnified party based on an increase in tariff or rate, the Indemnified Party will refund to the Indemnifying Party the amount subsequently recovered. Each of the Partnership and the Williams Entities, as applicable, hereby agrees to use commercially reasonable efforts to realize any applicable insurance proceeds or amounts recoverable under such contractual indemnities. No gross-up or other increase in any indemnification shall be provided by the Partnership Group or the Williams Indemnitor with respect to any federal, state or local tax liability that may be owed by the Partnership Group (or any partner thereof) or by any Williams Entity with respect to any payment made under Section 2.1 or Section 2.2.
ARTICLE III
Partial Credit for General and Administrative Expenses
     Pursuant to the MLP Agreement, the Partnership Group is required to reimburse the General Partner for, among other things, all general and administrative expenses incurred or payments made by the General Partner or another Williams Entity on behalf of the Partnership Group. Pursuant to this Article III, the General Partner will provide an annual credit to the Partnership Group for a portion of the amount of such reimbursement obligation with respect to general and administrative expenses, with such credit to be recognized ratably over the course of the Partnership’s fiscal year. The amount of the credit for general and administrative expenses to be provided by the General Partner in each fiscal year, or portion thereof, from the Closing Date shall be:
     (a) for the fiscal year ending December 31, 2007, the amount of the credit shall be $2.0 million times a fraction the number of which is the number of days from the Closing Date through December 31, 2007 and the denominator of which is 365;
     (b) for the fiscal year ending December 31, 2008, the amount of the credit shall be $2.0 million;
     (c) for the fiscal year ending December 31, 2009, the amount of the credit shall be $1.5 million;
     (d) for the fiscal year ending December 31, 2010, the amount of the credit shall be $1.0 million; and
     (e) for the fiscal year ending December 31, 2011, the amount of this credit shall be $0.5 million.
     After December 31, 2011, the Partnership Group shall not be entitled to receive any credit from the General Partner or any other Williams Entity relating to the Partnership Group’s reimbursement obligations under the MLP Agreement.

ARTICLE IV
License Agreement
     4.1 Grant of License. Subject to the terms and conditions herein, Licensor hereby grants to Licensees a limited, non-exclusive, non-transferable, revocable, royalty-free right and license, with no right to sublicense, to use the Marks solely in connection with the Licensees’ businesses and the services performed therewith within the United States during the term of this Agreement.
     4.2 Restrictions on Marks. In order to ensure the quality of uses under the Marks, and to protect the goodwill of the Marks, Licensees agree as follows:
     (a) Licensees will only use the Marks in formats approved by Licensor and only in strict association with the Licensees’ businesses and the services performed therewith. Licensees’ license to use the Marks is further conditioned upon Licensees’ compliance with all Licensor guidelines, policies, rules and procedures or other instructions provided by Licensor relating to such Marks, including, but not limited to, those relating to quality control. Without limiting any rights or remedies afforded Licensor at law or in equity, in the event that Licensor notifies Licensees of any incorrect usage of the Marks, Licensees shall promptly correct such usage as directed by Licensor;
     (b) Prior to publishing any new format or appearance of the Marks or any advertising or promotional materials that incorporate the Marks, Licensees shall first provide such format, appearance or materials to Licensor for its approval. If Licensor does not inform Licensees in writing within fourteen days from the date of the receipt of such new format, appearance, or materials that such new format, appearance, or materials is unacceptable, then such new format, appearance or materials shall be deemed to be acceptable and approved by Licensor. Licensor may withhold approval of any proposed changes to the format, appearance or materials which Licensees propose to use in Licensor’s sole discretion; and
     (c) Licensees shall not use any other trademarks, service marks, trade names or logos in connection with the Marks or use the Marks or any trademark or service mark confusingly similar to the Marks without the prior written approval of Licensor during the Term or after the termination of this Agreement. Licensor will not use the Marks in such a manner so as to impair the validity or enforceability or in any way disparage, dilute, or reflect adversely upon the Marks and any associated goodwill.
     4.3 Ownership. Licensor shall own all right, title and interest, including, without limitation, all goodwill relating thereto, in and to the Marks, and all trademark rights embodied therein shall at all times be solely vested in Licensor. Licensees have no right, title, interest or claim of ownership in the Marks, except for the licenses granted in this Agreement. All use of the Marks shall inure to the benefit of Licensor. Licensees agree that they will not attack the title of Licensor in and to the Marks. All rights not expressly granted by Licensor herein are reserved. No implied licenses are granted by Licensor pursuant to the terms of this Agreement. Licensees shall, if requested by Licensor at any time, at Licensor’s expense, execute such documents as reasonably requested by Licensor in order to confirm, consistent with the terms of this Agreement, the ownership or the licensing of such rights or to maintain the validity of the Marks or obtain or maintain registrations thereof for the goods or services applicable to the licensed uses herein. Licensees shall affix a notice in the form of a footnote, as provided or approved by Licensor, identifying any Marks to be used on all marketing and promotion materials, publicity, written documents or other items or materials using or displaying the Marks to identify Licensor’s proprietary rights.
     4.4 Protection of the Marks. Licensor shall have the exclusive right, but not the obligation, to protect the Marks (including monitoring potentially infringing uses, and initiating, prosecuting and defending litigation), and any other rights therein and thereto, in its own name against all potential infringements and unauthorized uses of the Marks. Licensees shall provide any information and assistance reasonably requested by Licensor and/or join as a party in such action at the reasonable request and at the reasonable cost and expense of Licensor. Licensor shall be entitled to all settlement amounts, damages or other monetary relief, and costs and attorney’s fees recovered in any such action and Licensor shall have full discretion in determining whether to settle and upon what terms and conditions any settlement of such litigation resolves. Licensees shall cooperate fully in the enforcement of rights in any infringement action or in the defense of any infringement or other action respecting the Marks. In the event Licensor determines, in its sole discretion, that it is not in the best interest of Licensor to initiate any legal proceedings on account of any such infringements, claims or actions, or in the event Licensor settles or resolves any such proceedings which may be initiated, Licensees shall have no claim against Licensor for damages or otherwise, nor shall the same affect the validity or enforceability of this Agreement. If Licensor elects not to initiate or pursue legal action in connection with a potential or actual infringement or unauthorized use of the Marks, upon prior the written approval of Licensor, Licensees may take such legal action as it deems appropriate, and Licensor agrees to support such legal action at the cost and expense of Licensees. In such case, all recoveries from such actions shall be shared equally by Licensor and Licensees in proportion to the share of expenses paid by each.
     4.5 Confidentiality. The Licensees shall maintain in strictest confidence all confidential or nonpublic information or material disclosed by Licensor and in the materials supplied hereunder in connection with the license of the Marks, whether in writing or orally and whether or not marked as confidential. Such confidential information includes, without limitation, algorithms, inventions, ideas, processes, computer system architecture and design, operator interfaces, operational systems, technical information, technical specifications, training and instruction manuals, and the like. In furtherance of the foregoing confidentiality obligation, Licensees shall limit disclosure of such confidential information to those of their employees, contractors or agents having a need to access the confidential information for the purpose of exercising rights granted hereunder, and who are obligated to maintain the confidentiality of such confidential information.
     4.6 Estoppel. Nothing in this Agreement shall be construed as conferring by implication, estoppel, or otherwise upon Licensees (a) any license or other right under the intellectual property rights of Licensor other than the license granted herein to the Marks as set forth expressly herein or (b) any license rights other than those expressly granted herein.
     4.7 Warranties; Disclaimers.
     (a) The Licensor represents and warrants that (i) it owns and has the right to license the Marks licensed under this Agreement and (ii) to the best of the Licensor’s knowledge, the Marks do not infringe upon any third parties’ U.S. trademark rights.
     (b) EXCEPT FOR THE WARRANTIES AND REPRESENTATIONS DESCRIBED IN SECTION 4.7(a), LICENSOR DISCLAIMS ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO THE SUBJECT MATTER OF THIS ARTICLE IV, OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER ANY LICENSEE KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE) WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE OR BY COURSE OF DEALING.
     4.8 Indemnification.
     (a) Each Licensee shall jointly and severally, and to the fullest extent permitted by applicable law, defend, indemnify and hold harmless the Licensor and its successors and assigns authorized hereunder and any of their respective officers, directors, employees, agents and representatives from and against any and all claims, demands, damages, losses, costs, and expenses arising out of or related in any way to this Article IV to the extent such claims are attributable to such Licensee’s failure to comply with its obligations under this Article IV or such Licensee’s negligence or the negligence of such Licensee’s employees, agents, subcontractors or other representatives regarding this Article IV.
     (b) Licensor shall to the fullest extent permitted by applicable law, defend, indemnify and hold harmless the Licensees and their respective successors and assigns authorized hereunder and any of their respective officers, directors, employees, agents and representatives from and against any and all claims, demands, damages, losses, costs and expenses arising out of or related in any way to this Article IV to the extent such claims are attributable to (i) Licensor’s failure to comply with its obligations under this Article IV, (ii) any claim of U.S. trademark infringement or ownership asserted by a third party as to the Marks or (iii) Licensor’s negligence or the negligence of Licensor’s employees, agents, subcontractors or other representatives regarding this Article IV.
     4.9 Remedies and Enforcement. Each Licensee acknowledges and agrees that a breach by such Licensee of its obligations under this Article IV would cause irreparable harm to Licensor and that monetary damages would not be adequate to compensate Licensor. Accordingly, each Licensee agrees that Licensor shall be entitled to immediate equitable relief, including, without limitation, a temporary or permanent injunction, to prevent any threatened, likely or ongoing violation by such Licensee, without the necessity of posting bond or other security. Licensor’s right to equitable relief shall be in addition to other rights and remedies available to Licensor for monetary damages or otherwise.
     4.10 In the Event of Termination. In the event of termination of this Agreement pursuant to Section 5.4 or otherwise, the Licensees’ right to utilize or possess the Marks licensed under this Agreement shall automatically cease, and concurrently with such termination of this Agreement, the Licensees shall (i) cease all use of the Marks and shall adopt new trademarks, service marks, and trade names that are not confusingly similar to the Marks; (ii) at Licensor’s sole option, cause to be destroyed all materials and content under Licensees’ control upon which the Marks appear, and certify in writing to Licensor that Licensees have complied with the foregoing obligation; and (iii) no later than ninety days following the termination of this Agreement, the General Partner shall have caused each of the Partnership Entities to change its legal name so that there is no longer any reference therein to the name “Williams” or any variation, derivation or abbreviation thereof, and in connection therewith, the General Partner shall cause each such Partnership Entity to make all necessary filings of certificates with the Secretary of State of the State of Delaware and to otherwise amend its Organizational Documents by such date.
     4.11 Acknowledgment. Each member of the Partnership Group hereby acknowledges that Williams is a party to this Agreement only for purposes of the provisions of this Article IV and Article V and no other provision of this Agreement.
ARTICLE V
Miscellaneous
     5.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of New York, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of New York and to venue in New York.
     5.2 Notice. All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 5.2.

For notices to Williams or WGPC:
One Williams Center
Tulsa, Oklahoma 74172
Phone: (918) 573-2000
Fax: (918) 573-5942
Attention: General Counsel
For notices to the General Partner, the MLP, the OLLC, or MLP Holdings:
One Williams Center
Tulsa, Oklahoma 74172
Phone: (918) 573-2000
Fax: (918) 573-5942
Attention: General Counsel
     5.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
     5.4 Termination. The provisions of this Agreement shall terminate upon a Change of Control of the General Partner.
     5.5 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.
     5.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided, however, that the MLP, the OLLC, and MLP Holdings may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, will adversely affect the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.
     5.7 Assignment; Third Party Beneficiaries. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties. Each of the Parties hereto specifically intends that each entity comprising the Williams Entities or the Partnership Entities, as applicable, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity.

     5.8 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
     5.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
     5.10 Gender, Parts, Articles and Sections. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.
     5.11 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
     5.12 Withholding or Granting of Consent. Except as specifically provided in Sections 2.4 and 5.6, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.
     5.13 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.
     5.14 Negation of Rights of Williams, Limited Partners, Assignees, and Third Parties. Except as provided in Section 5.7, the provisions of this Agreement are enforceable solely by the Parties, and no stockholder of Williams and no limited partner, member, or assignee the MLP or the OLLC or any other Person who is not a Party shall have the right, separate and apart from the Parties, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.
     5.15 No Recourse Against Officers or Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer, manager, or director of any Williams Entity or any Partnership Entity.

     IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

WILLIAMS GAS PIPELINE COMPANY, LLC

By:

Name:
Title:

WILLIAMS PIPELINE GP LLC

By:

Name:
Title:

WILLIAMS PIPELINE PARTNERS L.P.

By:	WILLIAMS PIPELINE GP LLC, its general partner

By:

Name:
Title:

WILLIAMS PIPELINE PARTNERS OPERATING LLC

By:	WILLIAMS PIPELINE PARTNERS L.P., its sole member

	By:	WILLIAMS PIPELINE GP LLC, its general partner

By:

Name:
Title:

WILLIAMS PIPELINE PARTNERS HOLDINGS LLC

By:	WILLIAMS PIPELINE PARTNERS OPERATING LLC, its sole member

	By:	WILLIAMS PIPELINE PARTNERS L.P., its sole member

		By:	WILLIAMS PIPELINE GP LLC, its general partner

By:

Name:
Title:

THE WILLIAMS COMPANIES, INC. (For purposes of Articles IV and V only)

By:

Name:
Title:

Schedule I
Marks
     The Williams name and logo necessary for the following MLP name and logo: